Exhibit 99.1

NEWS RELEASE for April 12, 2004

Contact for Digital Angel Corporation: Allen & Caron Inc
Jay F. McKeage (investors)	Len Hall (media)
212-691-8087	949-474-4300
jay@allencaron.com	len@allencaron.com

MEDAIRE, INC.TO ACQUIRE ASSETS OF MEDICAL ADVISORY SERVICES
BUSINESS FROM DIGITAL ANGEL CORPORATION

TEMPE, AZ and SO. ST. PAUL, MN (April 12, 2004) … MedAire, Inc. (ASX:MDE), a provider of fully-integrated health and security solutions worldwide, and Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today jointly announced that the two companies have entered into a definitive agreement for MedAire to purchase certain assets of Digital Angel’s Owings, MD-based Medical Systems unit (“MAS”), which is expected to be renamed Medical Advisory Systems, Inc.

Upon completion of the transaction, Digital Angel’s MAS unit will become a service of MedAire, Inc., and will relocate its operations to MedAire’s administrative and operational headquarters in Tempe, AZ.

“This acquisition enables MedAire immediately to begin providing services and products to a new segment of the maritime industry in a very efficient manner,” said MedAire President and CEO Joan Sullivan Garrett.  “With such similar operations, we are ready to accelerate growth and build shareholder value by bringing together two remarkably well-matched organizations.”

Garrett continued, “While the tremendous synergies between our service organizations will make the move to MedAire virtually transparent for MAS clients, we believe they will quickly see the benefits that come from the strength and vitality of the combined operations.”

Kevin McGrath, Chief Executive Officer of Digital Angel, commented, “We think this is a win-win transaction for both sides.  For MedAire, the MAS assets should become an immediately profitable line of business, with a client base highly complementary to that of their other businesses.  For Digital Angel, this transaction allows us to deploy our resources into those businesses where we are best placed to realize near-term revenue growth and profitability.  We are delighted to have found such a strategically appropriate home for MAS.  We wish the MAS team and clients well.”

McGrath noted that the operating assets of MAS, primarily contracts and inventory, will be sold to MedAire, while the land and building associated with MAS are under contract to be sold in a separate transaction.  The transactions are expected to close in the second quarter.

MORE-MORE-MORE

With an operating history of over twenty years, MAS has been a global innovator in telemedicine, providing physician advice to people in remote environments, and it has been a pioneer and leader in providing such services to the global commercial shipping industry.  Since 1986, MedAire, Inc. has also pioneered the concept of providing physician advice to people in remote environments.  MedAire provides such services to commercial airlines, corporate flight departments, and business travelers and expatriates of multi-national corporations.

About MedAire, Inc.

Established in 1986, MedAire offers fully-integrated health and security solutions including remote emergency assistance services, evacuations, training and web-based education programs, specialized resources such as medical and security kits and a network of western-standard medical clinics in Asia.  MedAire provides services to international business travelers and expatriates, commercial airlines throughout the world, maritime operators, corporate flight departments, as well as government and military agencies.  MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.medaire.com.

Media contact for MedAire: Brant Galloway, Phone: +1.480.333.3700, e-mail: bgallow@medaire.com.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s Wireless and Monitoring segment’s ability to achieve profitability, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel TM technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

# # # #